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                 Ruane, Cunniff & Co., Inc. and

                       Sequoia Fund, Inc.

                         CODE OF ETHICS

           (Amended and Restated as of March 6, 2000)

1.  PURPOSES


    (a) Ruane, Cunniff & Co., Inc. (the "Firm") believes that adherence to the highest ethical standards is an essential ingredient in maintaining the continuing confidence of all of our clients and therefore the long term success of our business. While we must ultimately depend upon the integrity of our employees in following the principle that clients' interests always come first, our code of ethics is designed to provide safeguards to help assure that our clients' interests come before the personal investment decisions of Firm personnel. However, just as in our investments we prefer to own stocks in companies in which the management also has a personal investment interest, we believe that, subject to appropriate safeguards, personal investing by our personnel in securities also purchased for client accounts can benefit clients by aligning their financial interests and providing the shared experience of specific stock market risks and opportunities. We have always liked the adage, "We eat our own cooking." Therefore, the Firm and the Sequoia Fund, Inc. (the "Fund") adopts the following standards of conduct to ensure strict compliance by employees and Fund personnel of their personal securities transactions involving portfolio securities purchased and sold by the Firm for its clients, including the Fund.

    (b) This code of ethics (the "Code") is intended to comply with Rule 17j-1 under the Investment Company Act of l940, as amended (the "Company Act"), which requires both the Firm and the Fund to adopt a code of ethics containing provisions reasonably necessary to prevent specified individuals from engaging in certain conduct. The Code is also intended to comply with the provisions of Rule 204-2 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), which requires the Firm to maintain records of securities transactions in which certain of its personnel have any Beneficial Ownership. As required by Section 204A of the Advisers Act the Firm has adopted procedures that seek to prevent, detect and



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         impose sanctions against insider trading, which are
         attached as Exhibit B.

    (c) The Code is intended to ensure that the personal securities transactions of persons subject to its provisions are conducted in accordance with the following principles:

         (i) A duty at all times to place first the interests of Clients (as defined below in Section 2);

        (ii) The requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's responsibility and position of trust; and

       (iii) The fundamental standard that employees of the Firm not take inappropriate advantage of their positions.

    (d) In addition to the specific prohibitions on certain personal securities transactions as set forth below, all employees of the Firm, all members of the Board of Directors of the Fund and all members of the Board of Directors of the Firm are prohibited, in connection with the purchase or sale, directly or indirectly, by such persons of a Covered Security from:

         (i)  acting in any manner to defraud any Client;

        (ii) making to any Client, to the Head of Trading or to a Designated Supervisory Person (each as defined below) any untrue statement of a material fact or omitting to state to such person a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       (iii) engaging in any act, practice or course of business which does or could defraud or deceive any Client;

        (iv) engaging in any manipulative practice with respect to any Client; or

         (v) revealing to any other person (except in the normal course of his or her duties on behalf of a Client) any information regarding securities transactions by any Client or the consideration by any Client or the Firm of any such securities transactions.


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2.  DEFINITIONS

    The following definitions apply for purposes of the Code and Statement in addition to the definitions contained elsewhere herein.

    (a) "Beneficial Ownership" is interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (i.e., the power to vote or direct the disposition of a security) and includes ownership by any person who has or shares a direct or indirect financial interest in a Security.

    (b) "Client" means any person or entity, including an investment company, for which the Firm serves as investment manager, adviser or sub-adviser.

    (c)  "Designated Supervisory Person" refers to either Carley
         Cunniff or Joe Quinones.

    (d)  "Head of Trading" refers to Jim Berkery.

    (e) "IPO" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of the Securities Exchange Act of 1934.

    (f) "Limited Offering" means an offering that is exempt from registration under the 1933 Act.

    (g) "Personal Account" refers to an account in which an individual subject to the Code has any Beneficial
         Ownership and a brokerage account maintained by or for:

         (i) the individual's spouse (other than a legally separated or divorced spouse) or minor children,

        (ii)  any person who resides with the individual, and

       (iii) any other account (except a Client account) with respect to which the individual has investment discretion.

         Notwithstanding the above, for purposes of this Code , neither Acacia Partners, L.P. nor Acacia Partners II,
         L.P nor Acacia Institutional Partners, L.P. shall be treated as a "Personal Account".




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    (h)  "Covered Security" has the meaning set forth in
         Section 2(a)(36) of the Company Act and includes any derivative of a security, commodities, options or forward contracts, except that it shall not include shares of open-end investment companies registered under the Company Act, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments, including repurchase agreements.

    (i) Purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

    (j) A Security is "Under Active Consideration" for purchase or sale when such Security is subject to active analytical review in anticipation of developing or refining an investment opinion or the Security in question may be a candidate to be purchased or to be sold at or about at the current market price on behalf of a Client as determined by the Head of Trading.

3.  PROHIBITED PURCHASES AND SALES

    Personal Account securities transactions shall be effected in accordance with the following provisions. No employee of the
Firm:

         (i) shall purchase or sell, any Security in which the employee has (or after such transaction would have) any Beneficial Ownership unless such employee obtains the prior written approval of the Head of Trading, or in his absence from a Designated Supervisory Person, to the transaction. The Head of Trading (assuming that he has no personal interest in the subject transaction) may approve the transaction if he concludes that the transaction is not likely to have any adverse economic impact on a Client or on a Client's ability to purchase or sell Securities of the same class or other Securities of the issuer involved.

        (ii) request for preclearance must be made in writing by filling out and signing the form entitled "Employee Request for Security Trade Approval," a copy of which is attached. The signed approval form will be filed with the trade ticket for the transaction and kept on file for five years by Joe Quinones. Approval will not be granted by the Head of Trading or a Designated Supervisory Person while there is a


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              pending buy or sell order at or about the current
              market price in that same Security for any Client. Approval will not be granted if the security is Under Active Consideration for purchase or sale on behalf of a Client.

       (iii) Once a security is no longer Under Active Consideration for purchase or sale by a Client, employees of the Firm may be permitted to buy or sell that Security after a waiting period of two business days. The two day waiting period may be waived, in the sole discretion of the Head of Trading or a Designated Supervisory Person, under the following circumstances: (a) if an order by an employee of the Firm to purchase or sell a Security would represent less than 5% of the average daily market trading volume for that Security for the preceding three months (as determined and documented by the Head of Trading) and (b) if the employee's order is a sell order, all Client orders within the prior two business days have been sell orders and no Client currently owns such Security. In the event a decision is made to waive the waiting period, the basis of the decision must be reflected in writing on the approval form.

        (iv) At no time will Client and Firm employee orders for Securities be commingled.

         (v) Employees must obtain approval from the Head of Trading before directly or indirectly acquiring
              Beneficial Ownership in any securities in an IPO or in a Limited Offering.

4.  EXEMPTED TRANSACTIONS

    The requirements of Section 3(i) through (iv) of the Code and Statement do not apply to:

    (a) purchases or sales that are non-volitional on the part of either a Firm employee or a Client or are pursuant to a dividend reinvestment plan; and

    (b) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer's Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.





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5.  REPORTING

    (a) All employees of the Firm must report to Joe Quinones the information described in (i)-(iv) below with respect to transactions in any Security in which such employee or the employee's family (including spouse, minor children and adults living in the same household) has, or by reason of such transaction acquires any Beneficial Ownership in the Security, within 10 days of the end of the calendar quarter in which such transactions took place.

         (i) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

        (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

       (iii)  the price at which the transaction was effected;
              and

        (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

    (b) Any such report may contain a statement that the report is not to be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

    (c) It is requested that all Firm employee personal accounts shall be maintained at Neuberger Berman, LLC ("Neuberger Berman"). Employees of the Firm who maintain Personal Accounts at brokers other than Neuberger Berman must receive written approval for such account from Joe Quinones and must direct their brokers to submit to Joe Quinones a duplicate copy of the confirmation of each personal Securities transaction in such Personal Account and a copy of the employee's monthly or quarterly statements for the account.

    (d) Joe Quinones shall maintain the reports required by paragraph (a) above and such other records, if any, as are required by Rule 17j-1 under the Company Act and Rule 204-2 under the Advisers Act. All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection by a Designated Supervisory Person, the Securities and Exchange Commission or other regulatory bodies and by other third parties pursuant to applicable law.


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    (e)  All employees shall, within 10 days of their
         commencement of employment with the Firm, and annually thereafter, submit a statement to Joe Quinones listing all of the (i) Covered Securities in which the employee has any Beneficial Ownership, (ii) business activities in which the employee has a significant role and (iii) the names of any brokerage firms or banks where the employee maintains an account and the date the account was established. The statement must be current as of a date no more than 30 days before the statement is submitted. Statements under this Section shall carry the date when submitted to [Name of Supervisory Person].

    (f) An employee shall not be required to submit reports with respect to transactions effected for, and Covered
         Securities held in any personal account over which the employee has no direct or indirect influence or control.

    (g) Each person subject to the Code and Statement must certify annually that he or she has read and understands the Code and Statement, recognizes that he or she is subject thereto and has complied with its provisions and disclosed or reported all personal securities transactions required to be disclosed or reported by the Code and Statement. Such certificates and reports are to be given to Joe Quinones.

6.  PROHIBITED PURCHASES AND SALES
    FOR NON-EMPLOYEE DIRECTORS
    OF THE FIRM OF THE FUND

    (a) The requirements described in Section 3 (i) - (iv) above, shall be applicable to directors of the Firm or the Fund who are not employees of the Firm or the Fund if such director had actual knowledge that during the 15-day period preceding or following a purchase or sale of a Security in the director's Personal Account such Security was Under Active Consideration for purchase or sale by a Client.

    (b) The requirements of Section 5(d) and (e) above shall not apply to independent directors of the Fund. Independent directors of the Fund need not submit the quarterly reports described in Section 5(a) above unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund (or the Firm on behalf of the



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         Fund) considered purchasing or selling the Covered
         Security.

7.  SANCTIONS

    Upon learning of a violation of the Code, the Firm, with the advice of a Designated Supervisory Person, may impose such sanctions as it deems appropriate, including, among other things, censure, suspension or termination of service. Individuals subject to the Code and Statement who fail to comply with the Code and Statement may also be violating the federal securities laws or other federal and state laws. Any such person who is suspected of violating the Code should be reported immediately to a designated supervisory person.

8.  RECORDKEEPING

    (a)  Joe Quinones  shall keep the following records:

         (i) a copy of each Code that is in effect, or at any time within the past five years was in effect, maintained in an easily accessible place;

        (ii) a record of any violation of the Code and of any action taken as a result of the violation, maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

       (iii) a copy of each report made by employees maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

        (iv) a record of all persons currently or within the past five years, who are or were required to make reports or who are or were responsible for reviewing these reports, maintained in an easily accessible place;

         (v) a copy of every report required by Section 9 of the Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

        (vi) a copy of all preclearance approvals, for at least five years after the fiscal year in which the approval is granted.




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9.  ADMINISTRATION OF THE CODE

    (a) Joe Quinones shall be responsible for approving preclearance requests.

    (b) Joe Quinones shall be responsible for reviewing reports of securities holdings, brokerage confirmations and periodic statements to determine whether all employees are complying with the Code.

    (c) Joe Quinones shall inform employees of their reporting and other obligations under the Code.

    (d) Joe Quinones shall maintain a current list of all employees subject to the Code.

    (e) Joe Quinones shall periodically report to the President of the Firm regarding the administration of the Code.

    (f) Joe Quinones shall submit a written report annually to the Board of Directors of the Fund (i) describing any issues arising under the Code since the last such report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (ii) certifying that the Firm has adopted procedures reasonably necessary to prevent its employees from violating the Code.

























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                                 EXHIBIT A

                                 RUANE, CUNNIFF & CO., INC.
                                 Request Date:

Ruane, Cunniff & Co., Inc.
767 Fifth Avenue, Suite 4701
New York, New York 10153-4798

         It is my intention to request execution of the following trade(s) for the account of

              ___________________________________:
                      (Please print name*)

(Note Purchase                              Number of
or Sale)                   Security         Shares       Broker








Please signify your approval by signing below.

Approved:


________________________                    ____________________
   Trading Desk                                Employee Signature

_______________________________
* Self, spouse or other family members (including minor children and adults living in the same household).


This trading intention applies to current strategy for near-term execution (within 5 business days), allowing for market conditions and in accordance with Ruane, Cunniff's and Sequoia
Fund's Code of Ethics guidelines.


Note:    Waive (2) day waiting period due to daily trading volume
         (see attached):  (  )
         Waive (2) day waiting period; all customers' holdings in securities sold. ( )





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                            EXHIBIT B

                   RUANE, CUNNIFF & CO., INC.
             POLICIES FOR PREVENTING INSIDER TRADING

SECTION I.  POLICY STATEMENT ON INSIDER TRADING

A.  INTRODUCTION

              Ruane, Cunniff & Co., Inc. (the "Firm") seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in accounts managed by the Firm is something we should value and endeavor to protect. To further that goal, this Policy Statement implements procedures to deter the misuse of material, nonpublic information in securities transactions.

         Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, impose a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

         Regardless of whether a government inquiry occurs, the Firm views seriously any violation of this Policy Statement.
Such violations constitute grounds for disciplinary sanctions, including dismissal.

B.  SCOPE OF THE POLICY STATEMENT

         This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by directors, officers and employees of the Firm including family members, and extends to activities within and outside their duties at the Firm.

         The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to Carley Cunniff or Joe Quinones. You also must notify Carley Cunniff or Joe Quinones immediately if you have any reason to


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believe that a violation of the Policy Statement has occurred or is about to occur.

C.  POLICY STATEMENT ON INSIDER TRADING

         The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Every officer, director and employee must read and retain this policy statement. Any questions regarding the Firm's policy and procedures should be referred to Carley Cunniff or Joe Quinones.

         The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

         While the law concerning insider trading is not static, it is generally understood that the law prohibits:

              a. trading by an insider, while in possession of material nonpublic information, or

              b. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

              c. communicating material nonpublic information to others.

         The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult
Carley Cunniff or Joe Quinones.

D.  WHO IS AN INSIDER?

         The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank


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lending officers, and the employees of such organizations.  In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

E.  WHAT IS MATERIAL INFORMATION?

         Trading on insider information is not a basis for liability unless the information is material. Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

         Material information does not have to relate to a company's business, but may also relate to the market for a company's securities. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

         No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to [Name of Supervisory Person] or [Name of Supervisory Person].

F.  CONTACTS WITH PUBLIC COMPANIES.

         For the Firm, contacts with public companies represent an important part of our research efforts. The Firm may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly-available information. Difficult legal issues arise, however, when, in the course of these contacts, a Firm's employee or other person subject to this Policy Statement becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly


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results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Firm must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact Carley Cunniff or Joe Quinones immediately if you believe that you may have received material, nonpublic information.

G.  TENDER OFFERS.

         Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Firm employees and others subject to this Policy Statement should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

H.  WHAT IS NONPUBLIC INFORMATION?

         Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

I.  BASES FOR LIABILITY

    i.   Fiduciary Duty Theory

         In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

         In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they


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gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

         However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

    ii.  Misappropriation Theory

         Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

J.  PENALTIES FOR INSIDER TRADING

    Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

              -    civil injunctions

              -    treble damages

              -    disgorgement of profits

              -    jail sentences

              -    fines for the person who committed the
                   violation o up to three time the profit gains or loss avoided, whether or not the person actually benefited, and

              - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gains or loss avoided.


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

         In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm, including dismissal of the persons involved.

SECTION II.  PROCEDURES TO IMPLEMENT FIRM POLICY

         The following procedures have been established to aid the officers, directors and employees of the Firm in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult Carley Cunniff or Joe Quinones.

A.  IDENTIFYING INSIDER INFORMATION

         Before trading for yourself or others, including accounts managed by the Firm, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

         i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

        ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

         If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

         i. Report the matter immediately to Carley Cunniff or Joe Quinones.

        ii. Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the Firm.





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

       iii. Do not communicate the information inside or outside the Firm, other than to Carley Cunniff or Joe Quinones.

        iv. After Carley Cunniff or Joe Quinones has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

B.  PERSONAL SECURITIES TRADING.

         No officer, director or employee of the Firm is permitted to purchase or sell a security in a Personal Account as defined in Section 2 of the Firm's Code of Ethics which is Under Active Consideration (as defined in Section 2 of the Firm's Code of Ethics) for purchase or sale, until a reasonable time has lapsed following the completion of transactions in that security. Any questions as to whether sufficient time has passed after the transaction by the Firm clients should be directed to Jim Berkery, Carley Cunniff or Joe Quinones, prior to any director, officer, employee effecting a transaction in a Personal Account in that security. The determination of whether sufficient time has passed will be made in accordance with the criteria outlined in Section 3 of the Firm's Code of Ethics.

         All officers, directors and employees of the Firm shall submit to Joe Quinones], a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the officer, director or employee), have a beneficial interest. All reports shall be submitted within ten days of the end of the calendar quarter in which the transactions took place and shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades.

C.  HIGH-RISK TRADING ACTIVITIES.

         Certain high-risk trading activities, if used in the management of Firm officers', directors' or employees' personal trading portfolios are risky not only because of the nature of the securities transactions themselves, but also because of the potential that action necessary to close out the transaction may become prohibited during the pendency of the transactions. Examples of such activities include short sales of common stock and trading in derivative instruments such as option contracts to purchase ("call") or sell ("put") securities at certain predetermined prices. Firm officers, directors and employees should understand that short sales and trading in derivative


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

instruments involve special risks--derivative instruments, for example, ordinarily have greater price volatility than the underlying security. The fulfillment of the obligations owned by each officer, director and employee to the Firm may heighten those risks. For example, if the Firm becomes aware of material, nonpublic information about the issuer of the underlying securities, the Firm personnel may find themselves "frozen" in a position in a derivative security. The Firm will not bear any losses resulting in personal accounts through the implementation of this Policy Statement.

D.  RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

         Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example not by cellular telephone), to avoid potential interception.

E.  RESOLVING ISSUES CONCERNING INSIDER TRADING

         If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with Carley Cunniff or Joe Quinones before trading or communicating the information to anyone.

F.  ACKNOWLEDGMENT

         I have read and understand the foregoing procedures and will comply in all respects with such procedures. I understand that any violation of the Policy Statement may lead to sanctions, including dismissal.

__________________________       __________________________
        NAME                               DATE










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

SECTION III.  SUPERVISORY PROCEDURES

         The roles of Jim Berkery, Carley Cunniff or Joe Quinones are critical to the implementation and maintenance of the Firm policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications--prevention of insider trading and detection of insider trading.

A.  PREVENTION OF INSIDER TRADING

         To prevent insider trading, the Firm should:

         i. distribute and review the Firm's policy and procedures with new employees and periodically review them with existing directors, officers and employees

        ii. answer questions regarding the Firm's policy and procedures

       iii. resolve issues of whether information received by an officer, director or employee of the Firm is material and nonpublic

        iv. review on a regular basis and update as necessary the Firm's policy and procedures

         v. when it has been determined that an officer, director or employee of the Firm has material nonpublic information

              a. implement measures to prevent dissemination of such information, and

              b. if necessary, restrict officer, directors and employees from trading the securities.

        vi. promptly review and either approve or disapprove, in writing, each request of an officer, director or employee for clearance to trade in specified securities.

B.  DETECTION OF INSIDER TRADING

         To detect insider trading, Carley Cunniff or Joe
Quinones should:

         i. Monitor trading activities of the Firm's own account, if any, on a daily basis in addition to review of trade confirmations and monthly customer statements provided by any NASD Member broker-


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

              dealer with whom the firm may establish an account
              (transactions in the firm's account shall be effected only by Neuberger Berman LLC ("Neuberger
              Berman").

        ii. Monitor trading activities of Firm employees through review of duplicates of confirmations and customer statements provided by any NASD Member broker-dealer with whom the employee has an account (the Firm recommends that all employees maintain their Personal Accounts, as defined in Section 2 of the Firm's Code of Ethics, at Neuberger Berman but if, with the written permission of Carley Cunniff or Joe Quinones, a Personal Account is maintained at a brokerage firm other than Neuberger Berman, a duplicate of all brokerage confirmations should be sent to Joe Quinones.

       iii. Coordinate the review of such reports with other appropriate officers, directors or employees of the Firm.

        iv. Promptly investigate all reports of any possible violations of the Firm's Policy and Procedures to Detect and Prevent Insider Trading.

C.  SPECIAL REPORTS

         Promptly, upon learning of a potential violation of the Firm's Policy and Procedures to Detect and Prevent Insider Trading, Carley Cunniff or Joe Quinones should prepare a written report providing full details and recommendations for further action which may include any or all of the following:

         i.   the name of particular securities involved, if any,

        ii. the date(s) Carley Cunniff or Joe Quinones learned of the potential violation and began investigating,

       iii.   the accounts and individuals involved,

        iv. actions taken as a result of the investigation, if any, and

         v.   recommendations for further action.

D.  GENERAL REPORTS TO MANAGEMENT AND/OR THE BOARD OF DIRECTORS

         On an as-needed or periodic basis, it may be useful for Carley Cunniff or Joe Quinones to prepare a written report to the



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

management and/or the Board of Directors of the Firm setting forth some or all of the following:

         i. a summary of existing procedures to detect and prevent insider trading,

        ii. a summary of changes in procedures made in the last year,

       iii. full details of any investigation since the last report (either internal or by a regulatory agency) of any suspected insider trading, the results of the investigation and a description of any changes in procedures prompted by any such investigation,

        iv. an evaluation of the current procedures and a description of anticipated changes in procedures, and

         v. a description of the Firm's continuing educational program regarding insider trading, including the dates of such programs since the last report to management.

E.  ANNUAL REPORTS

         On an annual basis, the Firm's Board of Directors will re-evaluate the current policies and procedures in place.

























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